Exhibit 10-D

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the “Committee”) and/or the Board of Directors (“Board”) of Shoe Carnival, Inc. (the “Company”), with respect to the compensation of the Company’s named executive officers and directors.

1. 2014 Base Salary

The Committee increased the base salaries of Mr. Scibetta and Ms. Yearwood. Mr. Scibetta’s salary was increased to reflect his leadership of our new product initiatives as well as his achievements related to successfully managing our inventories in a difficult retail environment. Ms. Yearwood’s salary increase was to reflect her increased responsibilities. The base salaries of the other named executive officers were not adjusted. The following base salaries are effective for the Company’s named executive officers for fiscal 2014:

Name	Title	Base Salary

Clifton E. Sifford	President, Chief Executive Officer and Chief Merchandising Officer	$575,000

W. Kerry Jackson	Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer	$520,000

Timothy T. Baker	Executive Vice President - Store Operations	$500,000

Carl N. Scibetta	Executive Vice President – General Merchandise Manager	$385,000

Kathy A. Yearwood	Senior Vice President – Controller and Chief Accounting Officer	$225,000

2. Grants of Restricted Stock and Stock Options

The Committee approved grants of restricted stock to all of the Company’s named executive officers and other key personnel under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan. Grants to the Company’s named executive officers were as follows:

Name	Shares Awarded
Clifton E. Sifford	30,000
W. Kerry Jackson	20,000
Timothy T. Baker	16,500
Carl N. Scibetta	16,500
Kathy A. Yearwood	7,500

The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.

3. Annual Incentive Compensation for Fiscal 2014

The Committee established the performance criteria and targets for the fiscal 2014 bonus payable in fiscal 2015 under the Company’s 2006 Executive Incentive Compensation Plan. The performance criterion is operating income before bonus expense. Subjective factors based on an executive’s individual performance can reduce an executive’s bonus. As Chief Executive Officer, Mr. Sifford’s bonus target is 80% of his salary but he can earn up to 125% of his salary if all performance targets are met. The bonus target for Messrs. Baker, Jackson, and Scibetta is 60% of their salary but they can earn up to 100% of their salary if all performance targets are met. The bonus target for Ms. Yearwood is 40% of her base salary but she can earn up to 60% of her salary if all performance targets are met.

4. Director’s Compensation

Prior to June 13, 2013, the Company paid to its non-employee Directors an annual retainer of $20,000. The Chairman of the Audit Committee received additional annual compensation of $7,500. The Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee received additional annual compensation of $5,000 and the Lead Director received additional annual compensation of $2,000. In addition, non-employee Directors received a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board did not meet. If the committee meeting was attended by conference call, the non-employee Director received $750. Non-employee Directors also annually received restricted shares valued at $17,500 as of the date of grant under the Company’s 2000 Stock Option and Incentive Plan (the “2000 Plan”). The restrictions on the shares lapsed on January 2nd of the year following the year in which the grant was made.

Upon the recommendation of the Compensation Committee, on June 13, 2013, the Company’s Board of Directors approved certain changes to the non-employee Director compensation program. As a result, commencing on June 13, 2013, and applied pro rata for fiscal 2013, each non-employee Director will receive an annual cash retainer of $45,000. Committee chairs will receive an additional annual cash retainer as follows: $15,000 for the Audit Committee and $7,500 each for the Compensation Committee and the Nominating and Corporate Governance Committee. The Company’s Lead Director will receive additional annual compensation of $3,000. All amounts paid to the non-employee Directors are to be paid quarterly in arrears.

Effective June 13, 2013, the fees previously paid to non-employee Directors for attendance at Board and committee meetings were eliminated. The Company continues to reimburse all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

In addition, commencing with the grant made on June 13, 2013, each non-employee Director will annually receive restricted shares valued at $45,000 as of the date of grant under the 2000 Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made.